Exhibit 99.1

NEWS RELEASE

RAMBUS ACQUIRES PATENTED INNOVATIONS AND TECHNOLOGY FROM GLOBAL LIGHTING TECHNOLOGIES

Newly acquired advanced lighting and optoelectronics innovations broaden solutions for computing and consumer applications

LOS ALTOS, CA — December 14, 2009 — Rambus Inc. (NASDAQ: RMBS), one of the world’s premier technology licensing companies, today announced it has acquired technology and a portfolio of advanced lighting and optoelectronics patents from Global Lighting Technologies Inc. (GLT). These patented innovations, which include MicroLens™ light distribution technology, broaden Rambus’ solutions for computing and consumer electronics.  As part of this agreement, Rambus will pay GLT $26 million.

In addition, it is expected that twelve people will join Rambus from GLT including Jeff Parker, GLT’s co-founder, former chief executive officer and principal inventor.  Most of those joining from GLT will form a new Lighting Technology Division led by Mr. Parker.  He and his engineering team will continue the development of Rambus’ newly acquired innovations and provide complete lighting solutions for customers based on this breakthrough technology.  Also joining Rambus is Chris Pickett, formerly GLT’s president of the Licensing Division and general counsel, who will serve as senior licensing executive for the new Lighting Technology Division.

A key application area for the acquired innovations is light emitting diode (LED) backlighting of liquid crystal displays (LCD). LED backlighting solutions are increasingly pervasive in LCD displays for computers, mobile phones, gaming systems and HDTVs, offering advantages in image quality, power efficiency and reliability. These newly acquired innovations enable cost-effective and ultra-thin form factor LCD displays. They are also important for new applications such as advanced LED-based general lighting solutions.

“Adding these breakthrough innovations to our portfolio advances our mission of enriching the consumer experience of electronic systems,” said Harold Hughes, president and chief executive officer of Rambus. “Through the work of Jeff Parker and his team, we will continue to enhance the display of games, movies and images on computers and consumer electronic products.”

“Rambus’ long history of creating and licensing leadership solutions makes it the ideal home for this advanced lighting and optoelectronics technology,” said Jeff Parker, senior vice president Lighting Technology Division of Rambus.  “There are tremendous business and technical synergies created by this acquisition. Rambus’ extensive system and integration expertise greatly complements our new LED-based solutions for bright, thin and vibrant displays.”

As a premier technology licensing company, Rambus can accelerate the market adoption of LED backlighting solutions across a broad range of applications. Through this agreement, Rambus has acquired 84 issued patents encompassing numerous innovations in advanced lighting and optoelectronics. GLT will continue its operations as a leading developer and manufacturer of display backlighting products and now becomes a Rambus licensee for the newly acquired patents and technology.

Rambus management will discuss this acquisition during a special conference call today at 3:00 p.m. PT. The call will be webcast and can be accessed through the Rambus website. A replay will be available following the call on Rambus’ Investor Relations website or for one week at the following numbers: (888) 203-1112 (domestic) or (719) 457-0820 (international) with ID# 3063402.

About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies. Founded in 1990, the Company specializes in the invention and design of architectures focused on enhancing the end user experience of computing, communications and consumer electronics applications. Rambus’ patented innovations and breakthrough technologies in the area of high-speed memory architectures and complementary technologies have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and renowned integration expertise solve some of the most complex chip and system-level interface challenges. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, Ohio, India, Germany, Japan, and Taiwan. Additional information is available at www.rambus.com.

Forward Looking Statements
This press release contains forward-looking statements related to the acquisition of patented innovations and technology from Global Lighting Technologies.  Actual events or results may differ materially from those contained in the forward-looking statements.  Please refer to the documents Rambus files from time to time with the SEC, including Rambus’ most recent Form 10-K and Form 10-Q and the Current Report on Form 8-K filed by Rambus regarding the adoption of FASB Staff Position APB 14-1.  These SEC filings contain and identify important factors that could cause Rambus’ consolidated financial results to differ materially from those contained in Rambus’ forward-looking statements.  Although Rambus believes that the expectations reflected in the forward-looking statements are reasonable, Rambus cannot guarantee future results, levels of activity, performance, or achievements. Rambus is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.

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RMBSTN

Press Contacts:
Linda Ashmore
Rambus Public Relations
(650) 947-5411
lashmore@rambus.com